Exhibit 99.1

FOR:	Quovadx Inc.
7600 East Orchard Road, Ste. 300-S
Greenwood Village, CO
80111

CONTACT:	Media or Investors: Andrea Lashnits
Quovadx
720-554-1246
andrea.lashnits@quovadx.com

Rebecca Winning
Quovadx
720-554-1346
rebecca.winning@quovadx.com
QUOVADX TO EXPLORE STRATEGIC ALTERNATIVES
Greenwood Village, Colo., August 31, 2006 — Quovadx, Inc. (Nasdaq: QVDX), a global software and vertical solutions company serving the healthcare IT and services oriented architecture (SOA) markets, announced today that it has retained First Albany Capital to act as its exclusive financial advisor to assist the Company in exploring strategic alternatives to realize the Company’s potential and enhance shareholder value. These alternatives could include, but are not limited to, a recapitalization, strategic acquisition, and/or the combination, sale or merger of the Company or one or more of its divisions.
“Our Board of Directors and management believe that the inherent value of the Company and its opportunities is not reflected in our current share price,” said Harvey A. Wagner, chief executive officer. “The engagement of an investment bank will help us to methodically examine a range of short-term and long-term alternatives as we continue to focus on growing our business.”
In making the announcement, Quovadx stated that there can be no assurance that the exploration of alternatives will result in a transaction or, if one is undertaken, of its potential terms or timing. The Company does not intend to update its process or disclose developments with respect to potential initiatives unless the Board of Directors has approved a specific transaction.
About Quovadx, Inc.
Quovadx (Nasdaq: QVDX) offers software and services for application and system development, extension, integration and analysis to enterprise customers worldwide. Quovadx is comprised of three divisions, including the Integration Solutions division (ISD), which offers private and public healthcare organizations software infrastructure to facilitate system interoperability, improve processes and leverage existing technology, the CareScience division, which provides care management and analytical solutions to hospitals and health systems and is a pioneer in regional healthcare information organization (RHIO) technology, and the Rogue Wave Software division, which provides reusable software components and services to professional developers for enterprise-class application development. Quovadx, through its respective divisions, serves companies in the healthcare, financial services, telecommunication and public sectors and has over 450 employees. For more information, please visit http://www.quovadx.com.